FOR IMMEDIATE RELEASE

ISSI ANNOUNCES SECOND QUARTER FISCAL 2009 RESULTS

SAN JOSE, Calif., Apr. 28, 2009 /PRNewswire – FirstCall/ — Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for its second fiscal quarter ended March 31, 2009.

Revenue in the quarter ended March 31, 2009 was $31.3 million, a 17% decrease from revenue of $37.7 million in the December 2008 quarter and a 46% decrease from revenue of $58.0 million in the March 2008 quarter.  Gross margin for the quarter was 20.7%, compared with 20.5% in the December 2008 quarter and 22.9% in the March 2008 quarter.

The Company reported a net loss for the March 2009 quarter of $3.8 million or ($0.15) per diluted share.  These results compare with a net loss for the December 2008 quarter of $4.1 million or ($0.16) per share.  The Company reported net income for the March 2008 quarter of $2.0 million, or $0.07 per diluted share.

The Company's cash, cash equivalents and short-term investments totaled $44.0 million at March 31, 2009, compared to $45.7 million at December 31, 2008.  In addition, the Company had long-term investments of $21.1 million at March 31, 2009, the same amount as at December 31, 2008.  The Company's inventory at March 31, 2009 totaled $27.7 million, a reduction of $10.4 million from December 31, 2008.

"Demand further weakened in all of our markets during the March quarter due to the worldwide economic slowdown.  However, we believe demand has now stabilized and that customers are nearing the completion of their inventory reductions," said Scott Howarth, ISSI's President and CEO.  "During the March quarter, we took further actions to preserve cash by reducing our spending and inventory significantly which reduced our net loss despite the decline in our revenue.  Our balance sheet remains very strong as we had $65.1 million in cash and investments at March 31," added Mr. Howarth.

Conference Call

A conference call will be held today at 1:30 p.m. Pacific time to discuss this release. To access ISSI's conference call via telephone, dial 1-800-210-9006 by 1:20 p.m. Pacific time. The call will be webcast from ISSI's website at http://www.issi.com.

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ISSI Release
April 28, 2009

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications, (iv) automotive electronics, and (v) industrial. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, SmartCards and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning our belief that demand has now stabilized and that customers are nearing the completion of their inventory reductions and our  balance sheet remaining strong are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market resulting from adverse conditions in the economy, liquidity and credit concerns or other factors, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2008 and the Company’s Form 10-Q for the quarter ended December 31, 2008.  The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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CONTACT:
John M. Cobb
Chief Financial Officer
Investor Relations
(408) 969-6600
ir@issi.com

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Net sales	$31,253	$58,046	$68,918	$121,394
Cost of sales	24,786	44,750	54,718	94,897
Gross profit	6,467	13,296	14,200	26,497

Operating expenses:
Research and development	4,186	4,935	9,394	9,709
Selling, general and administrative	6,408	7,463	13,709	15,125
Total operating expenses	10,594	12,398	23,103	24,834

Operating income (loss)	(4,127)	898	(8,903)	1,663
Interest and other income, net	282	1,105	864	3,179
Gain on sale of investments	-	-	-	189

Income (loss) before income taxes and minority interest	(3,845)	2,003	(8,039)	5,031
Provision (benefit) for income taxes	(42)	40	(102)	100

Income (loss) before minority interest	(3,803)	1,963	(7,937)	4,931

Minority interest in net (income) loss of consolidated subsidiaries	(23)	20	41	19

Net income (loss)	$(3,826)	$1,983	$(7,896)	$4,950

Basic net income (loss) per share	$(0.15)	$0.07	$(0.31)	$0.15
Shares used in basic per share calculation	25,508	28,160	25,556	32,374

Diluted net income (loss) per share	$(0.15)	$0.07	$(0.31)	$0.15
Shares used in diluted per share calculation	25,508	28,436	25,556	32,668

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	September 30,
	2009	2008
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$38,233	$42,175
Short-term investments	5,804	7,840
Accounts receivable, net	19,055	34,741
Inventories	27,662	39,222
Other current assets	2,754	4,717

Total current assets	93,508	128,695
Property, equipment and leasehold improvements, net	23,811	24,555
Long-term investments	21,088	19,304
Purchased intangible assets, net	2,371	2,000
Other assets	1,349	1,397
Total assets	$142,127	$175,951

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,183	$35,171
Accrued compensation and benefits	3,118	3,729
Accrued expenses	5,805	8,157

Total current liabilities	22,106	47,057

Other long-term liabilities	667	715

Total liabilities	22,773	47,772

Commitments and contingencies

Minority interest	2,396	789

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	309,771	310,712
Accumulated deficit	(188,327)	(180,431)
Accumulated other comprehensive loss	(4,489)	(2,894)

Total stockholders' equity	116,958	127,390
Total liabilities and stockholders' equity	$142,127	$175,951

(1) Derived from audited financial statements.